AMENDMENT NO. 1

TO

BUFFALO WILD WINGS, INC.

2003 EQUITY INCENTIVE PLAN

WHEREAS, the Board of Directors of Buffalo Wild Wings, Inc. adopted, and the shareholders have approved, the Buffalo Wild Wings, Inc. 2003 Equity Incentive Plan (the “Plan”), as amended from time to time; and

WHEREAS, pursuant to the authority granted in Section 15 of the Plan, the Board of Directors has properly approved this Amendment No. 1;

NOW, THEREFORE, RESOLVED, that, effective immediately, the Plan is hereby amended as follows:

1. The Plan is hereby amended by replacing the term “restricted stock” with “restricted stock/restricted stock unit” wherever it appears therein.

2. Section 17 of the Plan is hereby amended in its entirety to read as follows:

“SECTION 17.

RESTRICTED STOCK AND RESTRICTED STOCK UNIT AWARDS

Each restricted stock/restricted stock unit award granted pursuant to the Plan shall be evidenced by a written restricted stock/restricted stock unit agreement (the ‘Restricted Stock Agreement’ or ‘Restricted Unit Agreement,’ as the case may be). The Restricted Stock Agreement or Restricted Stock Unit Agreement shall be in such form as may be approved from time to time by the Administrator and may vary from Participant to Participant; provided, however, that each Participant and each Restricted Stock Agreement or Restricted Stock Unit Agreement shall comply with and be subject to the following terms and conditions:

(a)	Number of Shares. The Restricted Stock Agreement or Restricted Stock Unit Agreement shall state the total number of shares of Stock covered by the restricted stock/restricted stock unit award.

(b)	Risks of Forfeiture. The Restricted Stock Agreement or Restricted Stock Unit Agreement shall set forth the risks of forfeiture, if any, which shall apply to the shares of Stock covered by the restricted stock/restricted stock unit award, and shall specify the manner in which such risks of forfeiture shall lapse. The Administrator may, in its sole discretion, modify the manner in which such risks of forfeiture shall lapse but only with respect to those shares of Stock which are restricted as of the effective date of the modification.

(c)	Issuance of Shares; Rights as Shareholder.

(i) With respect to a restricted stock award, the Company shall cause to be issued a stock certificate representing such shares of Stock in the Participant’s name, and shall deliver such certificate to the Participant; provided, however, that the Company shall place a legend on such certificate describing the risks of forfeiture and other transfer restrictions set forth in the Participant’s Restricted Stock Agreement and providing for the cancellation and return of such certificate if the shares of Stock subject to the restricted stock award are forfeited. Until the risks of forfeiture have lapsed or the shares subject to such restricted stock award have been forfeited, the Participant shall be entitled to vote the shares of Stock represented by such stock certificates and shall receive all dividends attributable to such shares, but the Participant shall not have any other rights as a shareholder with respect to such shares.

(ii) With respect to a restricted stock unit award, as the risks of forfeiture on the restricted stock units lapse, the Administrator shall cause to be issued one or more stock certificates in the Participant’s name and shall deliver such certificates to the Participant in satisfaction of such restricted stock units. Until the risks of forfeiture on the restricted stock units have lapsed, the Participant shall not be entitled to vote any shares of stock which may be acquired through the restricted stock units, shall not receive any dividends attributable to such shares, and shall not have any other rights as a shareholder with respect to such shares.

(d)	Withholding Taxes. The Company or its Subsidiary shall be entitled to withhold and deduct from future wages of the Participant all legally required amounts necessary to satisfy any and all withholding and employment-related taxes attributable to the Participant’s restricted stock/restricted stock unit award. In the event the Participant is required under the Restricted Stock Agreement or Restricted Stock Unit Agreement to pay the Company or Subsidiary, or make arrangements satisfactory to the Company or Subsidiary respecting payment of, such withholding and employment-related taxes, the Administrator may, in its discretion and pursuant to such rules as it may adopt, require the Participant to satisfy such obligations, in whole or in part, by delivering shares of Stock received pursuant to a restricted stock/restricted stock unit award on which the risks of forfeiture have lapsed or to permit the Participant to satisfy such obligations, in whole or in part, by delivering shares of Common Stock, including shares of Stock received pursuant to a restricted stock/restricted stock unit award on which the risks of forfeiture have lapsed. Such shares shall have a Fair Market Value equal to the minimum required tax withholding, based on the minimum statutory withholding rates for federal and state tax purposes, including payroll taxes, that are applicable to the supplemental income resulting from the lapsing of the risks of forfeiture on such restricted stock/restricted stock unit. In no event may the Participant deliver shares having a Fair Market Value in excess of such statutory minimum required tax withholding. The Participant’s election to deliver shares of Common Stock for this purpose shall be made on or before the date that the amount of tax to be withheld is determined under applicable tax law. Such election shall be approved by the Administrator and otherwise comply with such rules as the Administrator may adopt to assure compliance with Rule 16b-3, or any successor provision, as then in effect, of the General Rules and Regulations under the Securities Exchange Act of 1934, if applicable.

(f)	Nontransferability. No restricted stock/restricted stock unit award shall be transferable, in whole or in part, by the Participant, other than by will or by the laws of descent and distribution, prior to the date the risks of forfeiture described in the Restricted Stock Agreement or Restricted Stock Unit Agreement have lapsed. If the Participant shall attempt any transfer of any restricted stock/restricted stock unit award granted under the Plan prior to such date, such transfer shall be void and the restricted stock/restricted stock unit award shall terminate.

(g)	Other Provisions. The Restricted Stock Agreement or Restricted Stock Unit Agreement authorized under this Section 17 shall contain such other provisions as the Administrator shall deem advisable.”

3. Except as otherwise modified herein, all other provisions of the Plan shall remain in full force and effect.

IN WITNESS WHEREOF, the Company has executed this document effective as of the              day of June, 2004.

In the Presence of:	BUFFALO WILD WINGS, INC.

By
Its